Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2022 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
May 5, 2022 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended March 31, 2022
Net income per diluted share	$1.12
Adjusted operating income(2) per diluted share	$1.13
Net investment gains (losses) per diluted share	$(0.01)
GAAP combined ratio	89.5%
Book value per share	$33.27
Return on equity(3)	13.2%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net investment losses and changes in the fair value of equity securities, of $28.3 million ($1.12 per diluted share) for the three-month period ended March 31, 2022 (the "first quarter of 2022"), compared to consolidated net income of $18.7 million ($0.74 per diluted share) for the same period in 2021.

The Company reported consolidated adjusted operating income of $1.13 per diluted share for the first quarter of 2022, compared to a consolidated adjusted operating loss of $0.03 per diluted share for the same period in 2021.

"Today I am pleased to report strong results for the first quarter of 2022, which I can confidently say is a direct result of our One UFG strategic plan and initiatives aimed at improved profitability," stated Randy A. Ramlo, President and Chief Executive Officer. "For the second consecutive quarter, we have reported a combined ratio under 90 percent. This marks the first time in seven years that we’ve delivered back-to-back quarters with combined ratios below 90 percent."

"In addition, for the fourth consecutive quarter, we saw improvements in both our core loss ratio and commercial auto loss ratio when compared to the same quarter in the prior year. In the first quarter of 2022, our core loss ratio, which removes the impact of catastrophe losses and favorable prior year reserve development, improved 17.4 percentage points, driven by continuing decreases in frequency and severity of claims. Our commercial auto loss ratio improved 41.2 percentage points, as compared to the same quarter in 2021, driven by continuing decreases in the severity of commercial auto claims and favorable prior accident year reserve development. We are pleased with this significant improvement in our profitability and the promising start to 2022."

_______________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders' equity.

Financial Highlights

Net income including net investment gains and losses, was $28.3 million ($1.12 per diluted share) for the first quarter of 2022, compared to $18.7 million ($0.74 per diluted share) for the same period in 2021. The change was primarily due to a decrease in losses and loss settlement expenses partially offset by a decrease in net premiums earned, the change in the fair value of our investments in equity securities and a comparative increase in other underwriting expenses.

Net premiums earned decreased 9.6 percent to $234.2 million in the first quarter of 2022, compared to $259.2 million in the same period in 2021. The decrease in the three-month period ended March 31, 2022 was primarily due to our focus on improving profitability through non-renewal of underperforming accounts in our commercial auto line of business and our exit of the personal lines business.

During the first quarter of 2022, the overall average change in renewal premiums was 7.6 percent, with 2.4 percent from exposure changes and 5.2 percent from rate increases. Excluding the workers' compensation line of business, the overall average change in renewal premiums was 9.0 percent, with 2.4 percent from exposures changes and 6.6 percent from rate increases. The increase in rates was driven by our commercial auto and commercial property lines of business. The commercial auto average renewal rate increase was 7.4 percent and the commercial property average renewal rate increase was 10.1 percent.

Net investment income was $11.3 million for the first quarter of 2022, compared to net investment income of $17.1 million for the same period in 2021. The decrease in net investment income in the three-month period ended March 31, 2022 was primarily due to the change in the fair value of our investments in limited liability partnerships. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net investment losses of $0.5 million during the first quarter of 2022 as compared to net investment gains of $24.5 million for the same period in 2021. The change in the three-month period ended March 31, 2022 as compared to the same period in 2021 was primarily due to the change in the fair value of our investments in equity securities.

Losses and loss settlement expenses decreased by 36.8 percent in the three-month period ended March 31, 2022 as compared to the same period in 2021. The change was primarily driven by lower catastrophe losses and a decrease in frequency and severity of claims.

Consolidated net unrealized investment losses, net of tax, totaled $16.0 million as of March 31, 2022, a change of $65.8 million from net unrealized investment gains, net of tax, of $49.8 million at December 31, 2021. The change from net unrealized investment gains to net unrealized investment losses, net of tax, was primarily the result of an increase in interest rates in the first three months of 2022.

Total consolidated assets as of March 31, 2022 were $2.9 billion, which included $2.0 billion of invested assets. The Company's book value per share was $33.27, which is a decrease of $1.78 per share, or 5.1 percent, from December 31, 2021. This decrease is primarily attributable to the $65.8 million decrease in the net unrealized value of our fixed maturity securities, net of tax, and shareholder dividends of $3.8 million partially offset by net income of $28.3 million in the first quarter of 2022.

The annualized return on equity was 13.2 percent in the three-month period ended March 31, 2022, compared to 9.1 percent for the same period in 2021. The change in the annualized return on equity was primarily driven by net income of $28.3 million along with a decrease in the net unrealized value of our fixed maturity securities, net of tax, in the first three months of 2022.

Reserve Development

The Company experienced favorable development in its net reserves for prior accident years of $6.7 million in the first quarter of 2022, compared to favorable development of $13.3 million in the same period in 2021. The favorable prior accident year reserve development in the three-month period ended March 31, 2022 came primarily from our commercial auto line of business partially offset by our other liability, commercial fire and allied and reinsurance assumed lines of business. Development amounts can vary significantly from quarter to quarter depending on a number of factors, including the number of claims settled and the settlement terms. At March 31, 2022, the Company's total reserves were within its actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio decreased by 17.7 percentage points to 89.5 percent for the first quarter of 2022, compared to 107.2 percent in the same period in 2021. The decrease in the combined ratio during the three-month period ended March 31, 2022 as compared to the same period in 2021 was driven by a decrease in the net loss ratio.

Net Loss Ratio

The GAAP net loss ratio decreased 23.9 percentage points during the first quarter of 2022 as compared to the same period in 2021. The decrease in the net loss ratio during the three-month period ended March 31, 2022 as compared to the same period in 2021 was primarily due to a decrease in catastrophe losses and a decrease in frequency and severity of claims.

Pre-tax catastrophe losses in the first quarter of 2022 added 2.6 percentage points to the combined ratio in first quarter of 2022, which is 0.7 percentage points below our 10-year historical average for first quarter catastrophe losses of 3.3 percentage points added to the combined ratio. This compares to 11.3 percentage points added to the combined ratio in the first quarter of 2021, which included losses from winter storm Uri, which was a full retention loss, with losses in excess of our stated reinsurance retention of $20.0 million.

Underwriting Expense Ratio

The underwriting expense ratio for the first quarter of 2022 was 33.8 percent compared to 27.6 percent for the first quarter of 2021. The increase in the expense ratio during the first quarter of 2022 was primarily due to the one-time benefit recognized in first quarter of 2021 from the change in the design of our employee post-retirement health benefit plan.

Capital Management

During the first quarter of 2022, the Company declared and paid a $0.15 per share cash dividend to shareholders of record as of March 4, 2022. We have paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on May 5, 2022 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's first quarter of 2022 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through May 19, 2022. The replay access information is toll-free 1-877-344-7529; conference ID no. 4683163.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/mediaframe/webcast.html?webcastid=Uy1Vki69. The archived audio webcast will be available until May 19, 2022.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Principal Financial Officer, Principal Accounting Officer and Controller, Corporate, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission ("SEC") on February 25, 2022. The risks identified in our Annual Report on Form 10-K and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income (loss) and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income (loss): Adjusted operating income (loss) is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income. Management believes adjusted operating income (loss) is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2022	2021	Change %
Income Statement Data
Net income	$28,349	$18,702	51.6%
Less: after-tax net investment gains (losses)	(367)	19,361	(101.9)%
Adjusted operating income (loss)	$28,716	$(659)	NM
Diluted Earnings Per Share Data
Net income	$1.12	$0.74	51.4%
Less: after-tax net investment gains (losses)	(0.01)	0.77	(101.3)%
Adjusted operating income (loss)	$1.13	$(0.03)	NM
NM = Not meaningful

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2022	2021	Change %
Premiums:
Net premiums earned	$234,228	$259,225	(9.6)%
Less: change in unearned premiums	(6,318)	3,316	(290.5)%
Less: change in prepaid reinsurance premiums	(464)	448	(203.6)%
Net premiums written	$241,010	$255,461	(5.7)%

Supplemental Tables

Consolidated Financial Highlights
(unaudited)	Three Months Ended March 31,
(In Thousands, Except Share and Per Share Data and Ratios)	2022	2021	Change %
Revenue Highlights
Net premiums earned	$234,228	$259,225	(9.6)%
Net investment income	11,276	17,081	(34.0)%
Net investment gains (losses)	(465)	24,508	(101.9)%
Other income (loss)	(25)	(79)	68.4%
Total revenues	$245,014	$300,735	(18.5)%
Income Statement Data
Net income	$28,349	$18,702	51.6%
After-tax net investment gains (losses)	(367)	19,361	(101.9)%
Adjusted operating income (loss)(1)	$28,716	$(659)	NM
Diluted Earnings Per Share Data
Net income	$1.12	$0.74	51.4%
After-tax net investment gains (losses)	(0.01)	0.77	(101.3)%
Adjusted operating income (loss)(1)	$1.13	$(0.03)	NM
Catastrophe Data
Pre-tax catastrophe losses	$6,177	$29,247	(78.9)%
Effect on after-tax earnings per share	0.19	0.91	(79.1)%
Effect on combined ratio	2.6%	11.3%	(77.0)%

Favorable reserve development experienced on prior accident years	$6,714	$13,259	(49.4)%

GAAP combined ratio	89.5%	107.2%	(16.5)%
Return on equity	13.2%	9.1%	45.1%
Cash dividends declared per share	$0.15	$0.15	—%
Diluted weighted average shares outstanding	25,323,105	25,379,812	(0.2)%
NM = Not meaningful
(1) Adjusted operating income (loss) is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income.

Income Statement
(unaudited)	Three Months Ended March 31,
(In Thousands, Except Ratios)	2022	2021
Revenues
Net premiums earned	$234,228	$259,225
Investment income, net of investment expenses	11,276	17,081
Net investment gains (losses)	(465)	24,508
Other income (loss)	(25)	(79)
Total Revenues	$245,014	$300,735

Benefits, Losses and Expenses
Losses and loss settlement expenses	$130,376	$206,398
Amortization of deferred policy acquisition costs	50,471	53,265
Other underwriting expenses	28,644	18,368
Interest expense	797	—
Total Benefits, Losses and Expenses	$210,288	$278,031

Income (loss) before income taxes	34,726	22,704
Federal income tax expense	6,377	4,002
Net income	$28,349	$18,702

GAAP combined ratio:
Net loss ratio - excluding catastrophes	53.1%	68.3%
Catastrophes - effect on net loss ratio	2.6	11.3
Net loss ratio	55.7%	79.6%
Underwriting expense ratio	33.8	27.6
GAAP combined ratio	89.5%	107.2%

Balance Sheet
	March 31, 2022	December 31, 2021
(In Thousands)
	(unaudited)
Invested assets	$1,976,956	$2,064,686
Cash	109,522	132,104
Total assets	2,929,997	3,012,721
Losses and loss settlement expenses	1,487,991	1,514,265
Total liabilities	2,094,372	2,133,600
Net unrealized investment gains (losses), after-tax	(16,024)	49,769
Total stockholders’ equity	835,625	879,121

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended March 31,
	2022	2021
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$68,562	$72,279
Fire and allied lines(3)	58,789	60,954
Automobile	54,932	65,619
Workers’ compensation	16,242	17,364
Fidelity and surety	11,812	8,349
Miscellaneous	289	367
Total commercial lines	$210,626	$224,932

Personal lines:
Fire and allied lines(4)	$317	$754
Automobile	—	389
Miscellaneous	8	9
Total personal lines	$325	$1,152
Reinsurance assumed	30,059	29,377
Total	$241,010	$255,461
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended March 31,	2022			2021
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$70,569	$36,801	52.1%	$75,359	$42,147	55.9%
Fire and allied lines	58,748	45,236	77.0	58,332	62,974	108.0
Automobile	53,232	32,333	60.7	65,977	67,202	101.9
Workers' compensation	14,609	5,078	34.8	16,502	7,780	47.1
Fidelity and surety	8,120	375	4.6	7,360	1,079	14.7
Miscellaneous	279	162	58.1	349	(18)	(5.2)
Total commercial lines	$205,557	$119,985	58.4%	$223,879	$181,164	80.9%

Personal lines
Fire and allied lines	$950	$1,191	125.4	$6,221	$4,609	74.1%
Automobile	1	(729)	NM	4,040	3,300	81.7
Miscellaneous	17	(18)	(105.9)	177	90	50.8
Total personal lines	$968	$444	45.9	$10,438	$7,999	76.6%
Reinsurance assumed	$27,703	$9,947	35.9	$24,908	$17,235	69.2%
Total	$234,228	$130,376	55.7%	$259,225	$206,398	79.6%
NM = Not meaningful